SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2005

VENDINGDATA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6830 Spencer Street Las Vegas, Nevada 89119
(Address of principal executive offices)

(702) 733-7195

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement

On October 1, 2005, VendingData Corporation (the “Company”) entered into a Patent Purchase Agreement (the “Purchase Agreement”) with William Westmore Purton, an individual, Dolphin Products Pty Ltd, an Australian corporation (“DPP”), and Dolphin Advanced Technologies Pty Ltd, an Australian corporation (together with DPP, “Dolphin”), pursuant to which the Company will purchase from Dolphin patents for certain microchip technology for use in the gaming industry (the “Patents”). The Purchase Agreement contains customary representations and warranties by Dolphin regarding the Patents, and is subject to completion of a satisfactory due diligence investigation by the Company.

Pursuant to the Purchase Agreement, the Company will purchase the Patents in exchange for $750,000 in cash and the issuance to Mr. Purton of 1,000,000 shares of its common stock. The cash purchase price is payable in installments, starting with a non-refundable payment of $125,000 on the execution date of the Purchase Agreement. A second installment of $125,000 is payable seven (7) days after the date on which the Company has notified Dolphin that it is satisfied with the results of its due diligence investigation. The remaining balance of $500,000 is payable in six (6) equal monthly installments beginning on January 31, 2006. With the exception of the initial payment, payment of the cash purchase price is subject to (i) the Company’s satisfaction with its due diligence investigation, and (ii) the execution and delivery by Dolphin and the Company of a Licensing and Manufacturing Agreement pursuant to which the Company will license the Patents to Dolphin for the manufacture of casino gaming chips. The 1,000,000 common shares are issuable at the time the second installment of the cash purchase price is paid.

Item 3.02  Unregistered Sales of Equity Securities

The Company has agreed to issue 1,000,000 shares of its common stock to William Westmore Purton in connection with Patent Purchase Agreement described in Item 1.01 above. The shares will be issued pursuant to Section 4(2) under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENDINGDATA CORPORATION

Date: October 5, 2005	By:	/s/ Mark R. Newburg
Mark R. Newburg
Executive Director